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                                                                    Exhibit 16
                           [letterhead of KPMG LLP]


October 5, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Southside Bancshares Corp. and, under the date of February 16, 2001, we reported on the consolidated financial statements of Southside Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000. On September 28, 2001, our appointment as principal accountants was terminated. We have read Allegiant Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated October 5, 2001, and agree with such statements, except that we are not in a position to agree or disagree with Allegiant Bancorp, Inc.'s statements that:

     1) Allegiant Bancorp, Inc.'s board of directors replaced KPMG LLP with Ernst & Young LLP to serve as Allegiant Bancorp, Inc.'s independent auditors for the year ending December 31, 2001; and
     2) during the two years ended December 31, 2000, and through September 28, 2001, Ernst & Young LLP has not been engaged by Southside Bancshares Corp. for any auditing work or consulting on any matter.

Very truly yours,

KPMG LLP

/s/ KPMG LLP